Exhibit 22.1
AMERICAN WATER WORKS COMPANY, INC.

List of Securities Registered Under the Securities Act of 1933 (the “Securities Act”) and Entitled to the Benefit of the Support Agreement between American Water Capital Corp. (“AWCC”) and American Water Works Company, Inc. (“parent company”)

The following securities have been issued by AWCC and registered under the Securities Act, and have the benefit of that certain Support Agreement, as amended, by and between AWCC and parent company, which serves as the functional equivalent of a full and unconditional guarantee by parent company of the payment obligations of AWCC thereunder:

3.850% Senior Notes due 2024
3.850% Senior Notes due 2024
3.400% Senior Notes due 2025
3.000% Senior Notes due 2026
2.950% Senior Notes due 2027
3.750% Senior Notes due 2028
3.450% Senior Notes due 2029
2.800% Senior Notes due 2030
2.300% Senior Notes due 2031
6.593% Senior Notes due 2037
4.300% Senior Notes due 2042
4.300% Senior Notes due 2045
4.000% Senior Notes due 2046
3.750% Senior Notes due 2047
4.200% Senior Notes due 2048
4.150% Senior Notes due 2049
3.450% Senior Notes due 2050
3.250% Senior Notes due 2051